Exhibit 10.18

THE MSC.SOFTWARE CORPORATION

Supplemental Retirement and Deferred Compensation Plan

TABLE OF CONTENTS

ARTICLE I - INTRODUCTION	1

ARTICLE II - DEFINITIONS	1

ARTICLE III - ELIGIBILITY	3
3.1 General Rules	3
3.2 Level A Supplemental Benefit	3
3.3 Level B Supplemental Benefit	3
3.4 Deferral Benefit	4

ARTICLE IV - BENEFITS	4
4.1 Level A Supplemental Benefit	4
4.2 Level B Supplemental Benefit	4
4.3 Deferral Benefit	4
4.4 Vesting	5

ARTICLE V - PARTICIPANT ACCOUNTS	5
5.1 Establishment of Accounts	5
5.2 Credits, Charges and Expenses	5
5.3 Earnings Tied to Investment Vehicles	5
5.4 Account Statements	5

ARTICLE VI - DISTRIBUTIONS	6
6.1 Hardship Distributions	6
6.2 Pre-Retirement Deferral Benefit Distributions	6
6.3 Death Distributions	6
6.4 Termination and Retirement Distributions	7
6.5 Cash Payments Only	7

ARTICLE VII - ADMINISTRATION	7
7.1 Plan Administrator	7

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7.2 Amendment and Termination	7
7.3 Indemnification	8
7.4 Claims Procedure	8

ARTICLE VIII - FUNDING	8
8.1 Funding	8
8.2 Nonalienation	8
8.3 Limitation of Rights	9
8.4 Governing Law	9

APPENDIX A

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The MSC.Software Corporation

SUPPLEMENTAL RETIREMENT

AND

DEFERRED COMPENSATION PLAN

Effective as of January 1, 1994

The MSC.Software Corporation

Supplemental Retirement and Deferred Compensation Plan

ARTICLE I

INTRODUCTION

The MSC.Software Corporation hereby establishes The MSC.Software Corporation Supplemental Retirement and Deferred Compensation Plan effective as of January 1, 1994, for the purpose of providing certain of its employees with the opportunity to defer the receipt of compensation.  The MSC.Software Corporation intends to maintain this plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of §§201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.  The provisions of this plan, including any appendices that may be attached, shall be interpreted in a manner consistent with these purposes and intentions.  This Plan is the exclusive arrangement under which nonqualified deferred compensation is provided to the employees of MSC.Software Corporation.

ARTICLE II

DEFINITIONS

The terms set forth below have the indicated meanings unless a contrary meaning is plainly intended by the context.

2.1                           Account means the total of all Level A Supplemental Benefits, Level B Supplemental Benefits and Elective Deferral Benefits credited to a Participant under Article IV, as appropriately adjusted for earnings and distributions.

2.2                           Beneficiary means the individual(s) or entity designated by a Participant (or otherwise under this section) to receive any benefit payable upon the death of a Participant or Beneficiary.  A Beneficiary designation must be signed by the Participant and delivered to the Plan Administrator on such form as specified by the Plan Administrator.  In the absence of a valid or effective Beneficiary designation, the Beneficiary will be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.  The spouse of a married Participant must consent irrevocably in writing if, while married to the spouse, the Participant designates a beneficiary other than the spouse.

2.3                           Board means the Board of Directors of the Company.

2.4                           Code means the Internal Revenue Code of 1986, as amended.

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2.5                           Company means The MSC.Software Corporation, a corporation organized under the laws of the state of Delaware, any successor of The MSC.Software Corporation, and any affiliate thereto designated by the Board as a participating employer.

2.6                           Compensation Limitation means the annual limitation on compensation, as adjusted, prescribed under Code §401(a)(17).

2.7                           Deferral Agreement means an agreement entered into by a Participant and the Company to reduce the Participant’s Deferral Compensation for a specific period and contribute such amounts to the Plan, pursuant to Section 4.3.

2.8                           Deferral Benefit means an amount deferred pursuant to a Deferral Agreement.

2.9                           Deferral Compensation means “compensation” as defined under the Profit Sharing Plan for purposes of determining a Participant’s 401(k) contribution under such plan, computed (i) without regard to the Compensation Limitation and (ii) before deduction for Deferral Benefits.

2.10                    Disability means “disability” (or similar term) as defined in the Company’s long-term disability program and which results in payments to the Participant under such program.

2.11                    Early Retirement Age means age 55 with 10 years of Service.

2.12                    Eligible Employee means an Employee who meets the eligibility requirements set forth under Section 3.1.

2.13                    Employee means a common law employee of the Company.

2.14                    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.15                    Excess Benefit Percentage means that percentage applied to the Participant’s Profit Sharing Compensation in excess of the social security wage base when determining the Participant’s allocation for the Plan Year under the Profit Sharing Plan.

2.16                    Level A Supplemental Benefit means a benefit provided under Section 4.1.

2.17                    Level B Supplemental Benefit means a benefit provided under Section 4.2.

2.18                    Participant means an Eligible Employee or a person with an Account balance.

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2.19                    Plan means The MSC.Software Corporation Supplemental Retirement and Deferred Compensation Plan, as set forth in this document, as it may be amended.

2.20                    Plan Administrator means the administrator of the Plan as described in Section 7.1.

2.21                    Plan Year means the calendar year.

2.22                    Profit Sharing Compensation means “compensation” as defined under the Profit Sharing Plan for purposes of determining a Participant’s allocation of the Company’s profit sharing contribution under such plan for the Plan Year, computed (i) without regard to the Compensation Limitation and (ii) before deduction for Deferral Benefits.

2.23                    Profit Sharing Plan means The MSC.Software Corporation Profit Sharing Plan, an employee pension benefit plan qualified (or intended to qualify) under Code §401(a).

2.24                    Retirement Age means age 65.

2.25                    Year of Service means, with respect to a Participant, a Year of Service as defined in the Profit Sharing Plan.

ARTICLE III

ELIGIBILITY

3.1                           General Rules.  An Employee shall be eligible for benefits under the Plan as an Eligible Employee if (i) his Profit Sharing Compensation for a Plan Year is expected to exceed the Compensation Limit and (ii) he is a member of a select group of management or highly compensated employees as described under §§201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Plan Administrator may, however, notify any Employee in writing he shall not be an Eligible Employee, and such Employee shall be treated as not having met the requirements of this paragraph.  An Eligible Employee shall be eligible only for those benefits for which he qualifies as provided in Sections 3.2, 3.3 and 3.4., and only for the period he is an Eligible Employee.

3.2                           Level A Supplemental Benefit.  An Eligible Employee shall be eligible for a Level A Supplemental Benefit under Section 4.1 provided he (i) is eligible for a profit sharing allocation under the Profit Sharing Plan, (ii) is an Employee on the last day of the Plan Year and (iii) has been designated in writing by the Plan Administrator as being eligible for a Level A Supplemental Benefit.

3.3                           Level B Supplemental Benefit.  An Eligible Employee shall be eligible for a Level B Supplemental Benefit under Section 4.2 provided he (i) is eligible for a profit

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sharing allocation under the Profit Sharing Plan, (ii) is an Employee on the last day of the Plan Year and (iii) has not been designated in writing by the Plan Administrator as being eligible for a Level A Supplemental Benefit.

3.4                           Deferral Benefit.  Any Eligible Employee shall be eligible for a Deferral Benefit under Section 4.3 provided he also is eligible to make a 401(k) deferral election under the Profit Sharing Plan.

ARTICLE IV

BENEFITS

4.1                           Level A Supplemental Benefit.  A Participant eligible for a Level A Supplemental Benefit for a Plan Year shall be credited with an amount equal to (i) 133-1/3% of his Excess Benefit Percentage multiplied by his Profit Sharing Compensation, minus (ii) his Excess Benefit Percentage multiplied by the amount of compensation actually taken into account for purposes of computing his allocation under the Profit Sharing Plan.

4.2                           Level B Supplemental Benefit.  A Participant eligible for a Level B Supplemental Benefit for a Plan Year shall be credited with an amount equal to his Excess Benefit Percentage multiplied by the difference between (i) his Profit Sharing Compensation and (ii) the amount of compensation actually taken into account for purposes of computing his allocation under the Profit Sharing Plan.

4.3                           Deferral Benefit.

(a)                              General Rule.  Any Eligible Employee may elect to defer the receipt of up to 40% of his Deferral Compensation described in paragraph (b), that otherwise would be paid to the Employee as salary, a bonus or commissions, under a Deferral Agreement.  Amounts deferred under this subsection shall be credited to the Participant’s Account within 30 days of the date the amount would have been paid to the Participant’s Account but for the Participant’s deferral election.

(b)                             Deferral Agreement.  A Participant making an election to defer under subsection (a) shall enter into a deferral agreement to defer the receipt of any Deferral Compensation.  The Company shall withhold amounts deferred by the Participant in accordance with the Deferral Agreement.  A Deferral Agreement must be made, on such form and in such manner as prescribed by the Plan Administrator, before the first day of the Plan Year for which the Deferral Compensation to be deferred is to be earned, except that an individual who becomes eligible to make a deferral for the first time shall be permitted, within the 30-day period that begins on the day the individual first became eligible, to make an election to defer Deferral Compensation that will be earned after the effective date of such election.  A Deferral Agreement must be contemplated to defer the receipt of at least $4,000 of Deferral Compensation.  A Deferral Agreement shall be

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effective for one Plan Year and shall be irrevocable, except that a Participant may terminate a Deferral Agreement prospectively if he can establish the existence of a hardship as described in Section 6.1.  A Deferral Agreement shall cease to be effective immediately upon the Participant’s termination of employment with the Company (other then by reason of the Participant’s death), and accordingly shall not be effective for Deferral Compensation paid thereafter.  A Deferral Agreement for a Participant who has incurred a Disability will continue in effect only so long as the Participant continues to receive Deferral Compensation from regular payroll.  At the time a Participant enters into a Deferral Agreement, he shall elect the time of distribution (as provided under Section 6.2) of Deferral Benefits attributable to the Deferral Agreement for that Plan Year.

4.4                           Vesting.  A Participant’s Account shall be fully vested at all times.

ARTICLE V

PARTICIPANT ACCOUNTS

5.1                           Establishment of Accounts.  The Plan Administrator shall establish and maintain an Account on behalf of each Participant.  Such Accounts will exist primarily for accounting purposes and will not restrict the operation of the Plan or require separate earmarked assets to be allocated to any Account.  The establishment of an Account will not give any Participant the right to receive any assets held by the Company in connection with the Plan or otherwise.

5.2                           Credits, Charges and Expenses.  The Plan Administrator will credit to a Participant’s Account the amount of any benefit earned by the Participant under Article IV as of the date required under Article IV.  Amounts credited to an Account which relate to a Deferral Benefit for a particular Plan Year shall be accounted for separately from any other amount in the Account.  Expenses incurred in connection with the administration of the Plan may, at the discretion of the Company, be charged to Participant Accounts on any reasonable basis as determined by the Plan Administrator.

5.3                           Earnings Tied to Investment Vehicles.  Earnings and losses shall be credited or charged, as the case may be, on the same basis as that of an investment vehicle (e.g. mutual fund) selected by the Participant from a group of investment vehicles designated by the Plan Administrator in advance.  The Plan Administrator may change periodically the number, identity or composition of the designated investment vehicles in such manner as the Plan Administrator deems appropriate.  The Plan Administrator may credit earnings to an Account by applying a designated investment vehicle’s actual rate of return, whether or not any specified assets were actually invested in such designated investment vehicle.

5.4                           Account Statements.  The Plan Administrator shall provide a statement of each Participant’s Account as soon as is practicable after the end of each calendar quarter.  Neither the Company nor the Plan Administrator to any extent warrants, guarantees or

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represents that the value of any Participant’s Account at any time will equal or exceed the amount previously allocated or contributed to the Account.

ARTICLE VI

DISTRIBUTIONS

6.1                           Hardship Distributions.

(a)                              General Rule.  A Participant who is not eligible for a distribution under Sections 6.2, 6.3 or 6.4, but who qualifies for a hardship distribution, may obtain a hardship distribution of any portion of his Account.  The Participant qualifies for a hardship distribution if he has experienced an unforeseeable and unanticipated emergency caused by an event beyond his control, and which will result in severe financial hardship to the Participant if a distribution is not permitted.  Hardship requests will be evaluated by the Plan Administrator in accordance with the terms of Treasury Regulation §1.457-2(h)(4).  The amount of any hardship distribution shall not exceed the amount required to meet the hardship, including any taxes or penalties due on the distribution.

(b)                             Procedures.  To obtain a hardship distribution the Participant must submit a written request to the Plan Administrator on such form and in such manner as the Plan Administrator prescribes.  The request must (i) certify as to the hardship condition and the severe financial need and (ii) state whether the Participant requests a withdrawal of all or a portion of his Account to meet the hardship.  The Company shall terminate a Participant’s existing Deferral Agreement upon approving the Participant’s hardship distribution.  The Participant may make a new Deferral Agreement for the succeeding Plan Year, subject to the generally applicable provisions of the Plan.  A hardship distribution shall be made in a single sum cash payment as soon as is practicable after the Plan Administrator approves the hardship request.

6.2                           Pre-Retirement Deferral Benefit Distributions.  The portion of a Participant’s Account attributable to Deferral Benefits shall be distributed to the Participant in a single sum during the 30-day period beginning on any anniversary (as elected by the Participant under Section 4.3(b)) of the effective date of the Deferral Agreement pursuant to which the Deferral Benefit was deferred, provided that such anniversary occurs no earlier than the fifth, and no later than the tenth, anniversary of the effective date of the Deferral Agreement.

6.3                           Death Distributions.  The Account of a deceased Participant shall be distributed to the Participant’s Beneficiary in a single sum as soon as is practicable after the Participant’s death, but no earlier than 60 days after the Participant’s death.  The Plan Administrator may require reasonable evidence of the Participant’s death (e.g., a death certificate) from the Beneficiary before distribution.  Should the Participant’s Beneficiary not be the Participant’s spouse, the Plan Administrator shall make reasonable efforts to notify the Participant’s surviving spouse, if any, of an anticipated distribution under this

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section.  Within 60 days of such notification, the surviving spouse must either (i) file an action with a competent court for a determination of his or her rights in the Participant’s Account (in which case the Plan Administrator shall withhold distribution of the Account pending the resolution of the matter by settlement or court order) or (ii) enter into a binding agreement with the Participant’s Beneficiary (in which case the Account shall be distributed pursuant to the agreement).  If the surviving spouse fails to satisfy the preceding sentence, the Account shall be distributed to the Participant’s Beneficiary upon expiration of the 60-day notification period, and the Plan shall have no further liability with respect to the Participant’s Account.  The Plan Administrator shall have no duty to notify any former spouse of the Participant of the Participant’s death, though the procedures otherwise applicable to a surviving spouse will be applied to a surviving former spouse during the 60-day period beginning on the Participant’s death.

6.4                           Termination and Retirement Distributions.  A Participant’s Account shall be distributed in a single sum during the 60-day period commencing on the Participant’s termination of employment with the Company (including by reason of retirement, but not by reason of death).  If a January 1 falls within such 60-day period, then such distribution shall not occur earlier than such January 1.

6.5                           Cash Payments Only.  All distributions under the Plan shall be made in cash by check.

ARTICLE VII

ADMINISTRATION

7.1                           Plan Administrator.   The Board shall appoint a committee of one or more individuals to be the “plan administrator” within the meaning of ERISA §3(16)(A).  The Plan Administrator shall have sole authority to control and manage the operation and administration of the Plan and have all powers authority and discretion necessary or appropriate to carry out the Plan provisions, and to interpret and apply the terms of the Plan to particular cases or circumstances.  All decisions, determinations and interpretations of the Plan Administrator will be binding on all interested parties, subject to the claims and appeal procedures necessary to satisfy the minimum standard of ERISA §503, and will be given the maximum deference allowed by law.  The Plan Administrator may delegate in writing its responsibilities.  Plan Administrator members who are Participants will abstain from voting on any Plan matters that relate primarily to themselves or that would cause them to be in constructive receipt of amounts credited to their respective Deferral Account.  The Board may identify in writing one or more individuals to serve as a temporary replacement of any abstaining Plan Administrator member.

7.2                           Amendment and Termination.   The Board, by resolution or written consent, may amend all or any provision of the Plan, and may terminate the Plan in its entirety, at any time and for any reason.  No amendment or termination of the Plan will reduce any

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Participant’s Account as of the effective date of such amendment or termination.  Any amendment which substantially revises the manner in which a Participant’s Account will earn interest shall become effective no earlier than 30 days after the Participant has been notified in writing of the change.

7.3                           Indemnification.  The Company will and hereby does indemnify and hold harmless any of its employees, officers, directors or members of the Plan Administrator who have fiduciary or administrative responsibilities with respect to the Plan from and against any and all losses, claims, damages, expenses, and liabilities (including reasonable attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

7.4                           Claims Procedure.   A Participant or his beneficiary (the “Claimant”) may file a written claim for benefits under the Plan with the Plan Administrator.  Within 60 days of the filing of the claim, the Plan Administrator shall notify the Claimant of the Plan Administrator’s decisions whether to approve the claim.  Such notice shall include specific reasons for any denial of the claim.  Within 60 days of the date the Claimant was notified of the denial of a claim, the Claimant may appeal the Plan Administrator’s decision by making a written submission containing any pertinent information.  Any decision not appealed within such 60-day period shall be final, binding and conclusive.  The Plan Administrator shall receive information submitted with an appeal and render a decision within 60 days of the submission of the appeal.  If it is not feasible for the Plan Administrator to render a decision on an appeal within the prescribed 60-day period, the period may be extended to a 120-day period.

ARTICLE VIII

MISCELLANEOUS

8.1                           Funding.  The Company may, but is not required to, earmark a portion of its general assets as assets which may be used to satisfy the Company’s liability to pay benefits with respect to a Participant’s Account.  Any such earmarked assets shall at all times remain part of the Company’s general assets and be subject to the claims of the Company’s general creditors.  Participants and Beneficiaries shall have no right against the Company with respect to the payment of any portion of the Participant’s Account, except as a general unsecured creditor of the Company.

8.2                           Nonalienation.

(a)                              General Rules.  No benefit or interest of any Participant (including his spouse and Beneficiary) under the Plan will be subject to assignment, alienation, anticipation, sale, transfer, pledge, or encumbrance, whether voluntary or involuntary.  Before distribution of a Participant’s Account, no Account balance will be subject to the debts,

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contracts, liabilities, engagements or torts of the Participant.  (See subsection (b) below for distributions pursuant to a domestic relations order, and Section 6.3 for distributions upon the Participant’s death.)

(b)                             Domestic Relations Orders.  The Plan Administrator shall honor a court order affecting a Participant’s Account, provided the order would satisfy the requirements of a qualified domestic relations order under ERISA §206(d) if the Plan were subject to Part II of Title I of ERISA.  The Plan Administrator shall apply procedures substantially similar to those procedures applicable to domestic relations orders submitted to the administrator of the Profit Sharing Plan.

8.3                           Limitation of Rights.  Nothing in this Plan will be construed to give a Participant the right to continue in the employ of the Company at any particular position or to interfere with the right of the Company to discharge, lay off or discipline a Participant at any time and for any reason, or to give the Company the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or her employment.

8.4                           Governing Law.  The Provisions of the Plan will be construed, enforced and administered in accordance with the laws of California, except to the extent preempted by ERISA.

IN WITNESS WHEREOF, the Company by its duly authorized officer has executed this plan, The MSC.Software Corporation Supplemental Retirement and Deferred Compensation Plan, on this                          day of January, 1995.

The MSC.Software Corporation

By:

Title:

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